Exhibit (i)

December 2, 2005

Securities and Exchange Commission
100 F Street NW
Washington DC 20549

RE:	Ivy Funds, on behalf of Ivy International Fund
Pre-Effective Amendment No. 2

Dear Sir or Madam:

In connection with the public offering of shares of beneficial interest of Ivy International Fund (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of beneficial interest covered by the Registration Statement on Form N-14, filed by Ivy Funds on behalf of the Fund, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,

/s/ Kristen A. Richards
Kristen A. Richards
Vice President, Associate General Counsel
and Secretary